Exhibit 99.1

201 Technology Drive • Irvine • California •92618 Telephone: (949) 450-5400 Facsimile: (949) 450-5300 Email: IR@endocare.com Website: www.endocare.com
FOR RELEASE March 7, 2006 at 7:30 am (EST)

Investor Contact: Matt Clawson Allen & Caron, Inc. (949) 474-4300 matt@allencaron.com www.allencaron.com	Media Contact: Len Hall Allen & Caron, Inc. (949) 474-4300 len@allencaron.com www.allencaron.com	For Additional Information: Craig T. Davenport, CEO Michael R. Rodriguez, CFO Endocare, Inc. (949) 450-5400 www.endocare.com
ENDOCARE REPORTS 2005 FOURTH QUARTER AND YEAR-END RESULTS
Achieves 37.4% Procedure Growth in Fourth Quarter and 35.9% Procedure Growth for the Full Year
IRVINE, CA (March 7, 2006) . . . Endocare, Inc. (ENDO.OB), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, reported today that the growing number of cryoablation procedures combined with continued control of operating expenses resulted in an increase in revenues from continuing operations and a significant reduction in operating loss from continuing operations in the fourth quarter ended December 31, 2005. Results from continuing operations exclude the results of the Timm Medical unit, which was divested in February 2006. Total revenues from continuing operations for the 2005 fourth quarter were $7.5 million, a 17.2 percent increase from revenues of $6.4 million in the 2004 fourth quarter. Total revenues from continuing operations for the full year 2005 were $28.3 million, a 16.9 percent increase over the $24.2 million in 2004.
     The number of cryoablation procedures performed grew 37.4 percent to 1,690 in the 2005 fourth quarter from 1,230 in the comparable period of 2004. Total cryoablation procedures for the full year were 6,407, or 35.9 percent over the 2004 fiscal year.
     Endocare Chairman and CEO Craig T. Davenport stated, “We finished the year on a very strong note by continuing to post annual procedural growth rates in excess of 35 percent. This strong performance positions us well as we head into 2006. I was especially pleased with the execution on the part of our sales force. We had established twin objectives early in 2005 to increase usage in primary, salvage and focal treatments of prostate cancer among our existing base of trained, experienced physicians, and to assist our proctors in training new physicians during the year. We were successful on both counts — driving increased utilization within our base and adding 136 newly trained cryosurgeons during the year.”
     For continuing operations, gross margin as a percentage of revenues increased to 48.9 percent for the 2005 fourth quarter from 46.1 percent for the 2004 period. Gross margin for the full year 2005 from continuing operations was 44.3 percent compared to 43.8 percent in 2004. Davenport stated, “Increasing our gross margin has been a primary objective of our management team for the past eight quarters and therefore, it is gratifying to see the continued increase in the fourth quarter and for the full year.”
     Operating expenses from continuing operations for the 2005 fourth quarter were $7.5 million, including $1.3 million in legal and accounting fees. Net loss from continuing operations in the fourth quarter of 2005 was $2.9 million, or $0.10 loss per share, compared to a net loss from continuing operations of $4.6 million, or $0.19 loss per share, in the prior year period. For continuing operations, net loss for the 2005 full year was $15.7 million or $0.54 loss per share as compared to a net loss of $32.1 million or $1.32 loss per share in 2004. The third quarter of 2004 included an impairment charge of $9.9 million.

     Chief Financial Officer Michael R. Rodriguez said, “We are very pleased with the level of cash use in the fourth quarter as we maintained stringent operational controls during the period. We are working our way through one-time cash expenditures, which we expect in the future will include the $750,000 for our proposed settlement with the SEC and up to $1.0 million or more in payments for delinquent state and local taxes from previous years. While the first quarter of each year tends to result in a greater amount of cash use in our business, the cash infusion from the sale of Timm Medical significantly bolsters our cash reserves, and we continue to place a high priority on conserving those cash resources. At the same time, we will continue to invest in the growth of our business.”
     Rodriguez reported that the balance sheet as of December 31, 2005 showed cash and cash equivalents of $8.1 million, total assets of $32.2 million and total stockholders’ equity of $12.8 million. Cash use in the 2005 fourth quarter included a previously announced $1.0 million settlement with a directors’ and officers’ liability insurance carrier as well as a $330,000 purchase of a patent that the Company previously had been licensing. Subsequent to the end of 2005, the Company announced the sale of its Timm Medical subsidiary, a transaction that resulted in proceeds of $8.1 million in cash and a $1.4 million, 24-month convertible promissory note.
Conference Call
     As previously announced, Endocare will host a conference call today, March 7, 2006, to discuss the Company’s results for its fourth quarter and year-end ended December 31, 2005. The call will take place at 11:30 a.m. (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.endocare.com and from the “Investors” pull down menu select “Earnings Webcasts,” which will take participants to the Quarterly Earnings Webcast page.
     Web participants are encouraged to go to the Company’s website (www.endocare.com) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately following the conference call.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.
     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in: “Risks Related to Our Business” or “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: uncertainty relating to ongoing investigations by governmental agencies; uncertainty regarding the Company’s ability to reach or maintain profitability; uncertainty regarding the effects of effectuating the proposed reverse stock split, in particular the possibility that the market may react negatively to our effectuation of a reverse stock split; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; and uncertainty regarding the Company’s successful re-listing on a national stock exchange. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.
TABLES FOLLOW

ENDOCARE REPORTS FOURTH QUARTER 2005 RESULTS
Page 3-3-3
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended December 31,
	2005	2004
Revenues	$7,481	$6,389

Costs and expenses:
Cost of revenues	3,819	3,443
Research and development	631	261
Selling and marketing	3,210	3,060
General and administrative	3,676	3,452
Loss on divestitures, net	—	711

Total costs and expenses	11,336	10,927

Loss from operations	(3,855)	(4,538)
Interest income, net	925	26

Loss before minority interests	(2,930)	(4,512)
Minority interests	—	(133)

Loss from continuing operations	(2,930)	(4,645)
Income from discontinued operations	413	527

Net loss	$(2,517)	$(4,118)

Net income (loss) per share of common stock:
Basic and diluted — continuing operations	$(0.10)	$(0.19)
Basic and diluted — discontinued operations	$0.01	$0.02

Weighted average shares of common stock outstanding:
Basic and diluted	30,081	24,342
MORE — MORE — MORE

ENDOCARE REPORTS FOURTH QUARTER 2005 RESULTS
Page 4-4-4
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Year Ended December 31,
	2005	2004
Revenues	$28,274	$24,181

Costs and expenses:
Cost of revenues	15,738	13,585
Research and development	2,283	1,856
Selling and marketing	13,002	13,354
General and administrative	13,857	16,379
Impairment charge	26	9,900
Loss on divestitures, net	—	711

Total costs and expenses	44,906	55,785

Loss from operations	(16,632)	(31,604)
Interest income, net	965	116

Loss before minority interests	(15,667)	(31,488)
Minority interests	—	(583)

Loss from continuing operations	(15,667)	(32,071)
Income (loss) from discontinued operations	1,988	(5,548)

Net loss	$(13,679)	$(37,619)

Net income (loss) per share of common stock:
Basic and diluted — continuing operations	$(0.54)	$(1.32)
Basic and diluted — discontinued operations	0.07	(0.23)

Weighted average shares of common stock outstanding:
Basic and diluted	28,978	24,263
MORE — MORE — MORE

ENDOCARE REPORTS FOURTH QUARTER 2005 RESULTS
Page 5-5-5
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$8,107	$7,831
Accounts receivable, net	3,549	3,337
Inventories, net	2,462	2,828
Prepaids and other current assets	1,213	1,533
Assets of discontinued operations	9,624	1,185

Total current assets	24,955	16,714

Property and equipment, net	1,794	2,673
Intangibles, net	4,168	4,390
Investments and other assets	1,320	1,342
Assets of discontinued operations	—	9,255

Total assets	$32,237	$34,374

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,680	$2,279
Accrued compensation and other liabilities	10,243	12,600
Liabilities of discontinued operations	1,462	1,855

Total current liabilities	14,385	16,734
Common stock warrants	5,023	—

Total liabilities	19,408	16,734

Minority interests	—	214
Stockholders’ equity	12,829	17,426

Total liabilities and stockholders’ equity	$32,237	$34,374

# # # #